Exhibit 3.15

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

SF&A ACQUISITION, L.L.C.

The Certificate of Formation of the limited liability company is hereby amended by striking Article 1 thereof and by substituting in lieu of said article the following new Article 1:

1. The name of the limited liability company is Specialty Films & Associates, L.L.C. (the “Company”).

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Amendment this 30th day of September, 2002.

SF&A ACQUISITION COMPANY, L.L.C.

By:	/s/ J. Cabell Acree
J. Cabell Acree, III
Vice President and Secretary

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 09/30/2002
020607870 – 3571950